UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) July 9, 2004
                                                 ------------

                        AUSTRALIAN OIL & GAS CORPORATION
                        --------------------------------
             (Exact name of registrant as specified in its charter)

         Delaware                   000-26721                 84-1379164
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(State or other jurisdiction       (Commission               (IRS Employer
of incorporation)                  File Number)            Identification No.)

2480 North Tolemac Way, Prescott, Arizona   86305
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(Address of principal executive offices)  (Zip Code)


Registrant's telephone number, including area code   (928) 778 1450
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ITEM 5   OTHER EVENTS

On July 6, 2004, the Registrant's wholly owned subsidiary, GASCORP, INC (Gascorp), was informed by the Designated Authority of the grant of petroleum exploration permit AC/P33 (formerly known as release area AC02-1) for an initial 6-year term, effective from June 25, 2004. AC/P33 is an area within the Territory of Ashmore & Cartier Islands, an Australian offshore territory administered by the Northern Territory of Australia on behalf of the Australian Government. Gascorp holds a 20% interest in the permit, in joint venture with its affiliates; Natural Gas Corporation Pty Ltd (40%) and Auralandia N.L. (40%), the designated Operator.

AC/P33 is located geographically within the Timor Sea, approximately 640 kilometers west of Darwin. Geologically, AC/P33 is part of a sector of the eastern margin of the Vulcan Sub-basin; one a number of proven petroliferous sub-basins which together comprise the North West Shelf of Australia hydrocarbon province.

AC/P33 includes the undeveloped Oliver oil and gas accumulation. It comprises five graticular blocks, totalling approximately 400 square kilometers (98,800 acres). The Oliver oil and gas accumulation lies 30 kilometers north of the Jabiru oil field. Jabiru was discovered in 1983 and was the first commercial discovery in the area. It led to the further discovery of a number of producing oil fields in the Timor Sea.

Recent successful exploration in the thirty kilometer area separating Oliver field in the north from the Jabiru field to the south, has revealed the presence of two more oil field accumulations. The first of these discoveries was made at the Tenacious field location, 25 kilometers south west of Oliver in May 1997. The second oil field discovery was made at the Audacious location in January 2001, 12 kilometers south east of Oliver. Jabiru field has produced over 100 million barrels of oil during its lifetime. The presence of the Audacious, Tenacious and the Oliver accumulations has confirmed the presence of an effective petroleum system on the eastern flank of the Vulcan Graben in the general area of AC/P33.

In the first three years of the initial 6-year term of the AC/P33 permit, the joint venture participants plan to obtain a range of pertinent existing reports and open file seismic data and, with this data, to map, interpret and revise analyses and concepts which presently exist for the area. The joint venture participants have also committed to the enhancement of existing seismic data around the Oliver and the Oliver NE feature, and will examine various techniques for their potential use as direct hydrocarbon indicators. In the third year, the joint venture plans to acquire 80 square kilometers (19,760 acres) of new enhanced parameter 3D seismic survey. It is intended that the survey will be conducted over the Oliver and Oliver NE features. Should the joint venture so decide, it can elect to enter the second three years of the initial permit term and drill one exploration well and perform further interpretational work. Provided all work commitments are carried out, AC/P33 can be renewed for two further 5-year terms, upon relinquishing 50% of the area of the Permit at the end of the first 6-year and second 5-year permit terms. The Permit, therefore, has the potential for a total 16-year life. In calculating the area to be relinquished, the area of any Retention Lease or Production License is excluded from the calculation of the area to be relinquished.

With regard to AC/P33, Mr E Geoffrey Albers, a director of the Registrant, is a director and shareholder in both Natural Gas Corporation Pty Ltd and Auralandia N.L. These companies, together with Gascorp, Inc, are the co-owners of AC/P33 and have entered into a joint venture agreement, which is now known as the Oliver Joint Venture.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           AUSTRALIAN OIL & GAS CORPORATION


Date:  July 9, 2004                        By: /s/ E. Geoffrey Albers
                                           ---------------------------------
                                           E. Geoffrey Albers
                                           President